Exhibit 99.1

AT VITAL IMAGES:	AT EMAGEON:
Michael H. Carrel	W. Randall Pittman
Chief Financial Officer & Chief Operating Officer	Chief Financial Officer
(952) 487-9500	205.980.9222
www.vitalimages.com	www.emageon.com

FOR IMMEDIATE RELEASE

VITAL IMAGES AND EMAGEON SIGN
MARKETING AND RESELLER AGREEMENT

Integrated Enterprise Imaging Solution to Provide Improved Advanced Visualization and
Analysis Tools To Physicians Across Multiple Specialties

BIRMINGHAM and MINNEAPOLIS — October 30, 2006 — Emageon Inc. (NASDAQ: EMAG), a leader in enterprise medical information technology systems for hospitals and healthcare networks and Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today announced that the companies have signed an integration and reseller agreement. Under this agreement, Emageon will resell Vital Images’ Vitrea® software as an integrated component within Emageon’s Enterprise Visual Medical System™ (EVMS).

This strategic partnership allows Emageon to market Vital Images’ Vitrea software to its customer base, representing approximately 600 hospitals nation-wide. Vital Images provides robust advanced visualization and integrated analysis tools that complement Emageon’s enterprise visualization and workflow solution. In addition, Vital Images will be able to provide its large installed base with the ability to integrate their stand-alone software into Emageon’s EVMS, providing customers with access to clinical content management capabilities through the same user interface. The companies’ “enterprise-first” approach is a key strategic link to expand from radiology to other key “-ologies,” such as cardiology and oncology.

“This agreement directly reflects our strategy to provide our customers with seamless workflow in their PACS environments,” said Jay D. Miller, Vital Images’ president and chief executive officer. “We recognize the synergy between both of our enterprise-first approaches, and look forward to providing their large hospital network customer base with a more comprehensive integrated solution.”

Accessing Vitrea through Emageon’s solution will allow hospitals to acquire, distribute, manipulate and manage additional advanced visualization and diagnostic reports across the healthcare enterprise. With the integration, large volumes of image data can be sent directly to the Emageon EVMS, where physicians can access Vitrea’s advanced visualization and analysis tools and review the image data seamlessly without interrupting the workflow.

“We’re pleased to partner with Vital Images,” said Charles A. Jett, Jr., Emageon’s chairman of the board, chief executive officer and president. “We have always sought to provide our customers with the highest-quality tools in order to allow them to give the best patient care.  Vital Images’ solution is recognized as a market leader in highly-specialized advanced visualization applications, and will provide the perfect complement to Emageon’s native visualization and workflow capability.”

About Emageon Inc.

Emageon provides enterprise medical information technology systems for hospitals and healthcare networks. Its Enterprise Visual Medical System™ (EVMS) is a family of multi-specialty, advanced visualization and infrastructure tools for the clinical analysis and management of all digital medical images, reports and associated clinical content. Emageon’s standards-based solutions are designed to help customers enhance patient care, automate imaging workflow, lower costs, improve productivity and provide better service to physicians. For more information, please visit www.emageon.com.

About Vitrea® Software

Vitrea® software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography) and MR (magnetic resonance) image data.  Vitrea uses an intuitive clinical workflow and automation to improve speed to clinical decisions and workflow simplicity over other visualization techniques.  With these productivity-enhancing tools, physicians can easily navigate within these images to better understand disease conditions.  Vitrea addresses specialists’ needs through various clinical applications for cardiac, colon, neuro and general vascular analysis.

About Vital Images, Inc.

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Vital Images also has offices in Den Haag, The Netherlands and Bejing, China. For more information, visit www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This information includes estimates of 2006 GAAP and non-GAAP results. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the impact of changes to stock-based compensation pursuant to FASB’s statement of financial accounting standards No. 123R, and other risks detailed from time to time in Vital Images’ and Emageon’s SEC reports, including each company’s most recent annual report on Form 10-K for the year ended December 31, 2005, and Vital Images’ quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006.

Vitrea® is a registered trademark of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.